UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 7, 2004

(Date of Earliest Event Reported)

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-496-58	84-1602895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)

(303) 770-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2004, Mark L. Schneider resigned from UnitedGlobalCom, Inc. (the “Company”) and as an officer of the chellomedia division of UGC Europe, Inc. (“UGC Europe”), a wholly-owned subsidiary of the Company. At the time of his resignation he entered into three agreements with the Company, including a Severance, Noncompetition, Waiver and Release Agreement (the “Severance Agreement”), a Consulting Agreement (the “Consulting Agreement”), and a Settlement Agreement (the “Settlement Agreement”).

Pursuant to the Severance Agreement, Mr. Schneider’s employment with the Company and its subsidiaries will end on December 31, 2004. The Severance Agreement is subject to a seven-day revocation period. If Mr. Schneider does not revoke the Severance Agreement, upon termination of his employment Mr. Schneider will be paid a severance amount of $1,203,615, which is approximately equal to two times his salary for calendar year 2004, and which is consistent with the payment Mr. Schneider would have received under the Company’s severance policy adopted in December 2003. The Severance Agreement also provides for acceleration of two years of vesting of the 412,000 stock appreciation rights (“SARs”) that have a base price of $2.87 per share and are capped at a maximum value of $4.57 per share and 412,000 SARs that have a base price of $4.57 per share with no cap. All of these SARs were granted by the Company on October 7, 2003, pursuant to its Equity Incentive Plan that was effective September 1, 2003. Mr. Schneider may exercise his vested SARs at any time until December 31, 2005, at which time any unexercised SARs will be cancelled.

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The exercise period for Mr. Schneider’s option to purchase 1,000,000 shares of the Company’s stock, which were granted in 2002 and became fully vested in early 2004, will be extended for three years to December 31, 2007, as provided in the Company’s severance policy. The Severance Agreement also provides that for a period of two years following his resignation, Mr. Schneider shall not compete against the Company or any of its subsidiaries. Pursuant to the Severance Agreement, Mr. Schneider has released the Company and its affiliates from all causes of action he may have except as specifically provided in the Settlement Agreement.

The Consulting Agreement provides that Mr. Schneider shall provide consulting services to the Company or its affiliates for up to 90 days per year for two years beginning January 1, 2005. In exchange for providing consulting services, the Company will pay Mr. Schneider an annual fee of Euro 450,000, allow him use of an office for a period of time and reimburse him for customary office, secretarial and other business expenses. The Company will pay health and dental insurance costs during the term of the Consulting Agreement. In addition, the vesting of Mr. Schneider’s SARs that were not vested under the Severance Agreement will vest in two equal annual increments during the term of the Consulting Agreement. The Consulting Agreement provides that upon termination of the Consulting Agreement without cause by the Company (which it may elect to do at any time) or upon Mr. Schneider’s death, Mr. Schneider or his estate will be entitled to receive the same compensation, benefits and vesting rights as if he had completed his consulting term. Upon termination of the Consulting Agreement by Mr. Schneider without cause, his breach of the Agreement, or upon his conviction of a felony involving moral turpitude, Mr. Schneider will be entitled to receive the compensation, benefits and vesting rights that he had accrued as of such termination. If the Severance Agreement does not become effective by January 1, 2005, the Consulting Agreement will terminate.

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Pursuant to the Settlement Agreement with the Company and chello broadband N.V. (“chello” and together with the Company, the “Company Released Parties”), Mr. Schneider will return to the Company certain shares of chello that were purchased by Mr. Schneider with the proceeds of a loan from the Company Released Parties as settlement for amounts owed under the loan (approximately Euro 381,112). The Company Released Parties will also pay to Mr. Schneider approximately $208,350, which are the after tax proceeds due to Mr. Schneider from the exercise by him of certain stock appreciation rights in October 2004. Those proceeds were being held by the Company, which will also pay to Mr. Schneider certain other unreimbursed expenses. Mr. Schneider and the Company Released Parties have mutually released each other from all claims related to the matters addressed in the Settlement Agreement, including certain disputes relating to the application of the Company’s Tax Equalization Policy to Mr. Schneider.

Mr. Schneider was a director of the Company and its predecessor from 1993 until November 2004. During that time, Mr. Schneider also served as an officer of the Company and various of its subsidiaries. Mr. Schneider’s father is Gene W. Schneider, who is Chairman of the Board of Directors of the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.

By: /s/ Frederick G. Westerman III

Frederick G. Westerman III

Co-Chief Financial Officer

Date: December 13, 2004

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